EXHIBIT 5


                          VENABLE, BAETJER AND HOWARD
                     1800 MERCANTILE BANK & TRUST BUILDING
                                2 HOPKINS PLAZA
                           BALTIMORE, MARYLAND 21201



                                                                  August 1, 1994


Mercantile Bankshares Corporation
Two Hopkins Plaza
P.O. Box 1477
Baltimore, Maryland 21203

Ladies and Gentlemen:

     We have acted as counsel to Mercantile Bankshares Corporation, a Maryland corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-4 of the Company (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 2,238,238 shares (the "Shares") of the Company's common stock, par value $2.00 per share, issuable pursuant to the Agreement and Plan of Merger and Affiliation, dated March 29, 1994, by and between the Company and Fredericksburg National Bancorp, Inc. ("FNB"), and the related Plan of Merger (the "Affiliation Agreement"), whereby each share of FNB common stock, par value $1.00 per share ("FNB Common Stock"), will be exchanged for 2.84 shares of Company common stock.

     In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinions set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Articles of Incorporation and By-laws of the Company, as amended and as currently in effect; (iii) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares and the other transactions contemplated by the Registration Statement; (iv) the Affiliation Agreement; and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Based upon the foregoing, we are of the opinion that if and when issued in exchange for shares of FNB Common Stock pursuant to the terms of the Affiliation Agreement and under the circumstances contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

     The law covered by the opinion set forth above is limited to the law of the State of Maryland and the federal law of the United States of America.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus and Proxy Statement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

                                          Very truly yours,


                                          VENABLE, BAETJER AND HOWARD